Exhibit 10.24

Carlisle Corporation

Supplemental Pension Plan

(as amended through October 31, 2007)

Table of Contents

ARTICLE 1. Establishment and Restatement of the Plan		1
1.1	Restatement of the Plan	1
1.2	Purpose	1
1.3	Application of the Plan	1
ARTICLE 2. Definitions and Construction		1
2.1	Definitions	1
2.2	Gender and Number	2
2.3	Severability	2
2.4	Applicable Law	2
ARTICLE 3. Participation		3
3.1	Eligibility	3
3.2	Participation	3
ARTICLE 4. Benefits		3
4.1	Eligibility for Benefits	3
4.2	Amount of Benefits	3
4.3	Form of Payment and Commencement Date	4
4.4	Forfeiture for Gross Misconduct	5
4.5	Preretirement Death Benefits	5
4.6	Post-Retirement Death Benefits	5
4.7	Reemployment	5
ARTICLE 5. Administration and General Provisions		5
5.1	Administration	5
5.2	Claims and Appeals Procedures	6
5.3	Funding of the Plan	6
5.4	Payment of Expenses	6
5.5	Indemnity for Liability	6
5.6	Incompetence	6
5.7	Nonalienation	7
5.8	Employer-Employee Relationship	7
5.9	Effect on Other Benefit Plans	7
5.10	Tax Liability	7
ARTICLE 6. Change in Business Form, Amendment, and Termination		7
6.1	Change of Business Form	7
6.2	Amendment and Termination	7
Appendix A. Supplemental Retirement Benefits		9

ARTICLE 1.
Establishment and Restatement of the Plan

        1.1    Restatement of the Plan

        Carlisle Corporation previously established an excess benefit plan for certain of its eligible Employees known as the "Supplemental Pension Plan for Employees of Carlisle Corporation" (the "Plan"), which Plan was effective as of February 9, 1988. The Plan is hereby amended and restated in this instrument effective as of January 1, 1997 and shall be known as the "Carlisle Corporation Supplemental Pension Plan."

        1.2    Purpose

        The purpose of the Plan is to provide retirement or survivor's benefits under the circumstances described in (a), (b), and (c) below.

          (a)   Effective as of February 9, 1988, to provide to the Employee or his survivor(s) eligible to receive payments under the Retirement Plan for Employees of Carlisle Corporation (the "Retirement Plan") that portion of such person's benefit which is not payable under the Retirement Plan due to the maximum annual benefits limitation under Code section 415. To this extent the Plan is intended to provide solely for benefits for certain employees in excess of the limitations imposed by section 415 of the Internal Revenue Code of 1986 ("Code"), within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974 (the "Act").

          (b)   Effective as of January 1, 1994, to provide to the Employee or his survivor(s) eligible to receive payments under the Retirement Plan that portion of such person's benefit that is not payable under the Retirement Plan due to the compensation limitation under Code section 401(a)(17) or the nondiscrimination rules under Code section 401(a)(4).

          (c)   Effective as of February 1, 1994, to provide to the Employee or his survivor(s) a supplemental retirement benefit to those persons listed in and for the amounts specified in Appendix A attached to and made a part of the Plan. To the extent benefits are payable under this subsection and under subsection (b) above, the Plan is intended to provide unfunded deferred compensation benefits for a select group of management or highly compensated employees within the meaning of section 201(2) of the Act.

        1.3    Application of the Plan

        The terms of this Plan are applicable only to eligible Employees who are in the active employ of the Employer on or after January 1, 1997. Benefits for Participants in the Plan who retired or whose employment terminated prior to January 1, 1997 shall be as provided under the Plan as in effect at the time of such retirement or termination.

ARTICLE 2.
Definitions and Construction

        2.1    Definitions

        Whenever used in the Plan, the following terms shall have the meaning set forth below unless the context clearly indicates otherwise.

          (a)   "Act" means the Employee Retirement Income Security Act of 1974, as now in effect or hereafter amended.

          (b)   "Affiliate" means the Company and any other corporation which together with the Company is a member of a "controlled group of corporations" as defined in Code section 414(b).

          (c)   "Benefit Commencement Date" means the date as of which a Participant's retirement benefit is to commence under the Plan.

          (d)   "Board of Directors" means the Board of Directors of the Company.

          (e)   "Code" means the Internal Revenue Code of 1986, as now in effect or hereafter amended.

          (f)    "Committee" means the Carlisle Corporation Pension and Insurance Committee appointed by the Board of Directors of the Company.

          (g)   "Company" means Carlisle Corporation, and any organization that is a successor thereto.

          (h)   "Effective Date" means February 9, 1988.

          (i)    "Employee" means any employee of the Company or other Employer.

          (j)    "Employer" means the Company and any Affiliate of the Company which is a party to a Retirement Plan.

          (k)   "Participant" means an Employee who has satisfied the conditions of sections 3.1 and 3.2.

          (l)    "Plan" means the Carlisle Corporation Supplemental Pension Plan as provided herein and as subsequently amended from time to time.

          (m)  "Retirement Plan" means (1) the Retirement Plan for Employees of Carlisle Corporation and (2) any other defined benefit pension plan maintained by the Employer which is designated by the Committee as a Retirement Plan, under which plan retirement benefits may be limited under Code section 415, 401(a)(4), or 401(a)(17).

          (n)   "Specified Employee" means an Employee who, as of the date of the Employee's separation from service with the Employer, is a "key employee" of the Employer. An Employee shall be a "key employee" for this purpose during the twelve (12) month period beginning April 1 each year if the Employee met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the immediately preceding December 31. For purposes of this Plan, the term "separation from service" shall be defined as provided in Code Section 409A and applicable regulations.

        2.2    Gender and Number

        Except when otherwise indicated by the context, any masculine terminology herein shall include the feminine, and the definition of any term herein in the singular shall also include the plural.

        2.3    Severability

        In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

        2.4    Applicable Law

        The Plan shall be governed, construed, and administered in accordance with the laws of the State of New York.

ARTICLE 3.
Participation

        3.1    Eligibility

        An Employee described in section 1.2(a) or (b) above who is entitled to retirement benefits pursuant to a Retirement Plan will be eligible to participate under this Plan provided that:

          (a)   the Employee's participation in the Plan has been approved by the Committee; and

          (b)   payments that would otherwise have been made to the Employee under the Retirement Plan have been reduced by the limitation on such payments set forth in the Retirement Plan, as required by Code section 415, 401(a)(4), or 401(a)(17).

        An Employee described in section 1.2(c) above shall be eligible for participation under this Plan as of the date determined by the Committee and specified in Appendix A to the Plan.

        3.2    Participation

        A person who is eligible for retirement or survivor benefits as described in section 3.1 shall become a Participant in the Plan as of the first day of the calendar year in which such person meets the eligibility conditions in section 3.1 above.

        The Committee may provide for the discontinuation of future benefit accruals for any Participant at any time, provided that such a Participant shall retain the right to receive benefits accrued prior to such discontinuation as provided herein

ARTICLE 4.
Benefits

        4.1    Eligibility for Benefits

          (a)   Supplemental Normal Pension.    A Participant who retires after he attains his normal retirement age under the Retirement Plan (i.e., age 65 and at least five years of vesting service under the Retirement Plan for Employees of Carlisle Corporation) shall be eligible to receive a supplemental normal pension under the Plan.

          (b)   Supplemental Early Pension.    A Participant who retires after he attains his early retirement age under the Retirement Plan (i.e., age 55 and at least ten years of vesting service under the Retirement Plan for Employees of Carlisle Corporation) shall be eligible to receive a supplemental early pension under the Plan.

          (c)   Supplemental Disability Pension.    A Participant whose employment terminates due to total and permanent disability as defined in the Retirement Plan shall be eligible to receive a supplemental disability pension under the Plan.

        The Employers do not intend to provide for a vested retirement benefit under the Plan.

        4.2    Amount of Benefits

          (a)   General.    The monthly supplemental pension benefit payable to a Participant at or after age 65 in the form a single life annuity shall be equal to—

            (1)   in the case of a benefit described in section 1.2(a) or (b), the difference between (A) and (B) where—

              (A)  is the amount of the monthly normal or disability retirement benefit that would have been payable under the Retirement Plan if the limitations in Code sections 415, 401(a)(4), and 401(a)(17) were not applied; and

              (B)  is the amount of the monthly normal or disability retirement benefit payable under the Retirement Plan; or

            (2)   in the case of a benefit described in section 1.2(c), the amount specified in Appendix A of the Plan.

          (b)   Payments at Other Times and in Other Forms.    If a supplemental pension payable under the Plan becomes payable at a time other than age 65 or becomes payable in a form of payment other than a single life annuity, the amount of the supplemental pension payable under the Plan shall be computed using the same actuarial factors and assumptions, including early commencement factors for a supplemental early pension, used to compute the benefit payable under the Retirement Plan.

          (c)   Discontinued Benefit Accruals.    The supplemental pension payable to an eligible Participant under 4.1 with respect to whom benefit accruals were discontinued under 3.2 prior to the Participant's retirement or termination of employment due to total permanent disability shall be determined based on the amount determined under (a)(1)(A) as of the date of discontinuation of benefit accruals, and the amount determined under (a)(1)(B) as of the date of retirement or termination due to total permanent disability.

        4.3    Form of Payment and Commencement Date

          (a)   Normal Form.    The normal form of payment of a supplemental pension benefit under the Plan shall be

            (1)   a single life annuity for an unmarried Participant, payable monthly as of the first day of the month and commencing at the time specified in subsection (c) below; or

            (2)   for a married Participant, the automatic post-retirement (joint and survivor) surviving spouse benefit under the Retirement Plan.

          (b)   Optional Forms.    Upon an irrevocable written election filed with the Committee at least 90 days prior to the Participant's retirement date, the benefit to which the Participant is entitled under subsection (a) above shall be payable under one of the post-retirement optional forms of payment that are provided under the Retirement Plan. Such form need not be the same form of payment as selected by the Participant under the Retirement Plan. Any of these forms of monthly or lump sum payment shall have an actuarial value that is equivalent to the normal form of benefit, determined in accordance with the actuarial factors used to determine such forms under the Retirement Plan.

        Notwithstanding the foregoing, on and after January 1, 2000 benefits under this Plan shall not be payable in the form of a lump sum payment.

          (c)   Commencement Date.    Supplemental pension benefits payable under section 4.2 shall commence as of the first day of the month coinciding with or immediately following the date of the Participant's separation from service; provided, however, if a Participant is a Specified Employee as of the date of the Participant's separation from service, the benefits that would otherwise be payable during the six (6) month period commencing on the date of the Participant's separation from service (for reasons other than the Participant's death) shall be accumulated and the Participant's right to receive payment of such accumulated amount will be delayed until the first day of the seventh month following the Participant's separation from service and paid on such date, without interest, and the normal payment schedule for the remaining benefits will commence at that time.

        4.4    Forfeiture for Gross Misconduct

        Notwithstanding this Article 4, any supplemental pension which a Participant is receiving, or for which he may be eligible, under section 4.2 shall be forfeited, and a Participant or the Participant's beneficiary shall have no right to such benefit, if the Committee or the Company determines that the Participant has engaged in "gross misconduct," for example, if he—

          (a)   has engaged in competition with the Employer or an Affiliate of the Employer or has gone to work for a competitor;

          (b)   has revealed trade secrets, or has otherwise engaged in a willful, deliberate, or gross act of commission or omission which is injurious to the finances or reputation of the Employer or its Affiliate;

          (c)   has engaged in conduct determined to be a conflict of interest contrary to the interests of the Employer or its Employees; or

          (d)   has committed gross malfeasance or gross misfeasance in connection with his rendering of service to the Employer.

        4.5    Preretirement Death Benefits

        A preretirement death benefit shall be payable under this section to a surviving spouse or other beneficiary of a Participant who is an active Employee if a preretirement death benefit payable to such person under the Retirement Plan is affected by the limitations in Code section 415, 401(a)(4), or 401(a)(17) or related limitations. Such preretirement death benefit shall be computed on the same basis as supplemental pension payments are determined under section 4.2 and shall be paid in the same forms as are available under the Retirement Plan. Preretirement death benefits shall be forfeitable in the same manner as retirement benefits in accordance with the provisions of section 4.4.

        Notwithstanding the foregoing, on and after January 1, 2000 preretirement death benefits under the Plan shall not be payable in the form of a lump sum payment.

        4.6    Post-Retirement Death Benefits

        The only post-retirement death benefits under the Plan shall be under the optional forms of payment described in section 4.3(b).

        4.7    Reemployment

        Upon reemployment of a Participant after his Benefit Commencement Date, his supplemental pension benefits shall be suspended until his subsequent retirement.

ARTICLE 5.
Administration and General Provisions

        5.1    Administration

        The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any benefits are payable, to have exclusive authority and discretion to construe any uncertain or disputed term or provision of the Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan, including altering or amending the Plan from time to time, so long as no alternation or amendment alters, impairs, or reduces the accrued benefits of any Participant under the Plan prior to the effective date of such alteration or amendment unless the alteration is made as a result of a Participant's gross misconduct. All determinations and interpretations by the Committee shall be made by majority vote and shall be final and binding on any Participant claiming benefits under the Plan and shall be given deference in all courts of law to the extent allowed by applicable law.

        5.2    Claims and Appeals Procedures

        All claims for benefits under the Plan shall be in writing and submitted to the Committee as administrator. If the Committee denies a claim in whole or in part, it shall notify the Participant of its determination in writing within 90 days of receiving the claim. The written determination shall include the reasons for the Committee's decision in laymen's terms, specific references to pertinent Plan provisions, a description of any information or material necessary to perfect the claim, and a description of the review procedures set forth below. The period for making the determination may be extended for up to an additional 90 days, if necessary, provided the Committee notifies the Participant of the extension within the initial 90-day period.

        The Participant may request a review of a complete or partial denial of a claim. The request must be made in writing within 60 days after the Participant receives the denial and should be submitted to the Committee. The request should be accompanied by documents or records in support of the Participant's appeal.

        If the Committee still believes that the Participant is not entitled to the benefits claimed, it shall afford the Participant or the Participant's representative a reasonable opportunity to appear personally, submit issues and comments in writing, and review pertinent documents. The Committee shall render its final decision, with specific reasons in writing, and send the decision to the Participant in writing within 60 days of the request for review. If necessary, the period for making the decision shall be extended for up to an additional 60 days, provided the Committee notifies the Participant of the extension within the initial 60-day period. The decision upon review shall be final.

        5.3    Funding of the Plan

        Benefits under the Plan shall be paid out of the general assets of the Employer. Benefits payable under the Plan shall be reflected on the accounting records of the Employer but shall not be construed to create or require the creation of a trust, custodial, or escrow account. No Employee or Participant shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate to aid in providing benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Employer and an Employee or any other person. Neither a Participant nor survivor or beneficiary of an Employee shall acquire any interest greater than that of an unsecured creditor.

        5.4    Payment of Expenses

        The expenses of administering the Plan shall be paid by the Company.

        5.5    Indemnity for Liability

        The Company shall indemnify each member of the Committee, and each other person acting at the direction of the Committee, against any and all claims, losses, damages, expenses, including counsel fees, incurred by such persons and any liability, including any amounts paid in settlement with the Committee's approval, arising from such person's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

        5.6    Incompetence

        Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent, and that a guardian, conservator, or other person legally vested with the care of his person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for his affairs because of incompetency, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid as provided in the Retirement Plan. Any such payment so made shall be a complete discharge of liability therefor under the Plan.

        5.7    Nonalienation

        No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void.

        5.8    Employer-Employee Relationship

        The establishment of this Plans hall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee or otherwise act with relation to him. The Employer may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect which such action or treatment might have upon him as a Participant of this Plan.

        5.9    Effect on Other Benefit Plans

        Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of the Retirement Plan or any other plans maintained by the Employer. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.

        5.10    Tax Liability

        The Employer may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Employer may reasonably estimate to be necessary to cover any taxes for which the Employee may be liable and which may be assessed with regard to such payment.

ARTICLE 6.
Change in Business Form, Amendment, and Termination

        6.1    Change of Business Form

        The Company will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization agrees to assume the rights and obligations of the Company herein set forth. The Company further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this Article, without having made adequate provisions for the fulfilling of its obligations hereunder.

        6.2    Amendment and Termination

        The Company reserves the right to change or discontinue this Plan by action of the Board of Directors in its discretion; provided, however, that in the case of any person to whom benefits under this Plan had accrued upon termination of employment prior to such Board of Directors action, or in the case of any Employee who would have been entitled to benefits under this Plan had the Employee's employment ceased prior to such change or discontinuance, except as otherwise provided in section 4.4, the benefits such person had accrued under this Plan prior to such change or discontinuance shall not be adversely affected thereby.

        The Company intends for the Plan to comply with Code Section 409A. In the event that the Company reasonably determines that any Plan provision or procedure does not comply with Code Section 409A, the Company shall adopt such Plan amendments or adopt other policies or procedures that will bring the Plan and its administration into compliance with Code Section 409A; provided that any such Plan amendment, policy or procedure shall not reduce any Participant's or beneficiary's benefit or rights under the Plan.

* * * * * * * * *

Appendix A.
Supplemental Retirement Benefits

        This Appendix A is a part of and incorporated into the Plan and contains special rules applicable only to the Participants described herein. If any provision of this Appendix A conflicts with any other provision of the Plan with respect to Participants, the provisions of this Appendix A shall govern.

  A.1 Other Top Hat Benefits

        This paragraph covers—

    (a)
    a window supplemental early benefit; and

    (b)
    a supplemental pension benefit

to make up a participant's accrued pension with a previous employer that was forfeited for lack of vesting when he accepted employment with Carlisle Corporation.

Name	Social Security Number	Monthly Supplemental Payment
Myers, Malcolm	XXX-XX-3395	$500.00

  A.2 David A. Roberts

  Mr. Roberts shall be entitled to receive a supplemental retirement benefit under the Plan in accordance with the following paragraphs:

  (a)
  Amount of Benefit.    The monthly amount of the supplemental retirement benefit payable to Mr. Roberts, expressed as a life annuity commencing on January 1, 2013, is $25,703.

  (b)
  Vesting.    Mr. Roberts shall become vested in the benefit as follows if he remains employed with the Employer through the following vesting dates:

Vesting Date	Vested Percentage
June 21, 2008	20%
June 21, 2009	40%
June 21, 2010	60%
June 21, 2011	80%
June 21, 2012	100%

    If not vested earlier in accordance with the foregoing schedule, Mr. Roberts shall become vested in the benefit upon (i) Mr. Roberts' involuntary separation from service with the Employer for any reason other than gross and willful misconduct, (ii) Mr. Roberts' resignation from his employment with the Employer for good reason, (iii) Mr. Roberts' separation from service with the Employer due to total and permanent disability as defined in the Retirement Plan, or (iv) Mr. Roberts' death. For purposes of the foregoing, the terms "gross and willful misconduct" and "good reason" shall have the respective meanings ascribed to them in that certain employment letter agreement between Carlisle Companies, Incorporated and Mr. Roberts dated June 5, 2007.

    Any portion of the benefit that is not vested on the date Mr. Roberts' employment with the Employer separates from service shall be forfeited.

  (c)
  Benefit Commencement Date.    Payment of the vested portion of the benefit shall commence as of the first day of the calendar month coinciding with or next following Mr. Roberts' separation from service with Employer; provided, however, the monthly benefits that would otherwise be payable during the six (6) month period commencing as of the date of Mr. Roberts' separation from service (for reasons other than his death) shall be accumulated and Mr. Roberts' right to receive payment of such accumulated amount will be delayed until the first day of the seventh month following his separation from service and paid on such date, without interest, and the normal payment schedule for the remaining benefits will commence at that time. In the event payment of the benefit commences prior to (or after) January 1, 2013, the amount of the benefit shall be reduced (or increased) to an amount that is actuarially equivalent to the benefit payable at January 1, 2013 based on the same actuarial factors and assumptions, including early commencement factors, used to compute actuarial equivalent benefits payable under the Retirement Plan.

  (d)
  Method of Payment.    Mr. Roberts shall be entitled to elect, at any time prior to the date payment commences, to receive the vested benefit in accordance with one of the following methods of payment:

    Option 1 (Single Life Level Annuity):    a retirement income payable to Mr. Roberts during his lifetime.

    Option 2 (Contingent Life Annuity):    a reduced retirement income payable to Mr. Roberts during his lifetime and all (100%), three-fourths (75%), two-thirds (66 2/3%) or one-half (50%) of such reduced retirement benefit payable after his death to another person designated by Mr. Roberts, called the "contingent annuitant," during the lifetime of the contingent annuitants, if such contingent annuitant survives him.

    Option 3 (Life and Ten Years Certain Annuity):    a reduced retirement income payable to Mr. Roberts during his lifetime, with the provision that if his death occurs before he has received 120 monthly payments, such payments will continue to his designated beneficiary until a total of 120 monthly payments have been made to Mr. Roberts and his beneficiary; or, if such beneficiary shall die prior to receiving his full number of payments, the discounted value of the remaining monthly payments will be paid in a lump sum to the beneficiary's estate.

    The monthly amount payable under Option 2 of 3 above shall have a value that is equivalent to the monthly retirement benefit under Option 1, based on the same actuarial factors and assumptions used to compute actuarially equivalent benefits payable under the Retirement Plan. In the event Mr. Roberts fails to elect a method of payment, the Retirement Benefit shall be paid in accordance with Option 1 above.

  (e)
  Death Benefit.    In the event Mr. Roberts dies prior to commencement of his retirement benefit under the Plan and he was married at the time of his death, Mr. Roberts' surviving spouse shall be entitled to receive a death benefit equal to the survivor benefit that would have been payable to his surviving spouse if he had separated from service with the Employer after the benefit had become fully vested and immediately prior to his death, commenced receiving the benefit under Option 2 above with his surviving spouse as the 50% contingent annuitant and then died.